EXHIBIT 2


                                                        CONFORMED COPY

                            STOCK PURCHASE AGREEMENT

                    THIS STOCK PURCHASE AGREEMENT, dated as of   May
          3, 1995, is among Hoechst Corporation, a Delaware corporation ("Parent"), H Pharma Acquisition Corp., a Delaware corporation ("Acquisition"), The Dow Chemical Company, a Delaware corporation ("DCC"), RH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of DCC ("RHAC"), and Dow Holdings Inc., a Delaware corporation and a wholly owned subsidiary of DCC ("DHI"). DCC, RHAC and DHI are sometimes individually referred to herein as a "Seller" and are sometimes collectively referred to herein as the "Sellers".

                    WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Acquisition, DCC and Marion Merrell Dow Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, that (i) Acquisition will be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and (ii) each share of common stock, par value $0.10 per share, of the Company (the "Shares"), issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will, except as otherwise expressly provided in the Merger Agreement, be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

                    WHEREAS, each Seller owns the number of Shares (the "Seller's Shares") set forth on Schedule A hereto opposite the name of such Seller; and

                    WHEREAS, in order to induce Parent and Acquisition to enter into the Merger Agreement, each Seller has agreed to enter into this Agreement.

                    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition and the Sellers hereby agree as follows.

                    Section 1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

                    Section 2.  Representations and Warranties of
          Sellers. Each Seller represents and warrants to Parent and Acquisition as follows:

                    (a) Such Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Such Seller has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                    (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of such Seller and the sole stockholder of RHAC and (indirectly) DHI and no other corporate proceedings on the part of any Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated.

                    (d) This Agreement has been duly and validly executed and delivered by such Seller and constitutes a legal, valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms.

                    (e) The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not
          (i) contravene or conflict with the Certificate of Incorporation or By-Laws of such Seller; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (f) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to such Seller, any of its subsidiaries or any of its properties; (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which such Seller or any of its subsidiaries is entitled under any provision of any agreement, contract, license or other instrument binding upon such Seller, any of its subsidiaries or any of their respective properties, or allow the acceleration of the performance of, any obligation of such Seller or any of its subsidiaries under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which such Seller or any of its subsidiaries is a party or by which such Seller or any of its subsidiaries or any of their respective assets or properties is subject or bound; or (iv) result in the creation or imposition of any Lien on any asset of such Seller or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and Liens which would not individually or in the aggregate be reasonably expected to prevent the consummation by such Seller of the transactions contemplated by this Agreement.

                    (f) The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby by such Seller require no action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) other than (i) compliance with any applicable requirements of the HSR Act, the EC Merger Regulation and the Canadian Competition Act; (ii) compliance with any applicable requirements of the Exchange Act and state securities, takeover and Blue Sky laws; (iii) the filing of a notice pursuant to Exon-Florio; and (iv) such actions or filings which, if not taken or made, would not individually or in the aggregate be reasonably expected to prevent the consummation by such Seller of the transactions contemplated by this Agreement.

                    (g) Except as previously disclosed by the Sellers to Parent and Acquisition, as of the date hereof, there is no action, suit, claim, investigation or proceeding pending against, or to the knowledge of the Sellers, threatened against, any Seller or any of its subsidiaries or any of their respective properties before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby or by the Merger Agreement. As of the date hereof, none of the Sellers, none of their respective subsidiaries and none of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated hereby.

                    (h)  Such Seller has, and at any Closing (as
          defined below) hereunder such Seller will have, good and valid title to such Seller's Shares, free and clear of any Liens.

                    (i) There are no options or rights to acquire, or any agreements to which such Seller is a party relating to, such Seller's Shares, other than this Agreement.

                    (j)  The transfer of such Seller's Shares
          hereunder to Acquisition will transfer to Acquisition good and valid title to such Seller's Shares, free and clear of any Liens.

                    (k) The Seller's Shares described in Schedule A represent all of the Shares beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by DCC.

                    (l) DCC owns, directly or indirectly, all of the outstanding shares of capital stock of RHAC and DHI, free and clear of any Liens.

                    Section 3.  Representations and Warranties of
          Parent and Acquisition. Each of Parent and Acquisition represents and warrants to the Sellers as follows:

                    (a)  Each of Parent and Acquisition is a
          corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                    (b)  Each of Parent and Acquisition has all
          necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                    (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Parent and Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions so contemplated.

                    (d) This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a legal, valid and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms.

                    (e) The execution, delivery and performance by Parent and Acquisition of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-Laws of Parent or Acquisition; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (f) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent, Acquisition, any of their respective subsidiaries or any of their respective properties; (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which Parent, Acquisition or any of their respective subsidiaries is entitled under any provision of any agreement, contract, license or other instrument binding upon Parent, Acquisition, any of their respective subsidiaries or any of their respective properties, or allow the acceleration of the performance of, any obligation of Parent, Acquisition or any of their respective subsidiaries under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Parent or Acquisition is a party or by which Parent, Acquisition, any of their respective subsidiaries or any of their respective assets or properties is subject or bound; or (iv) result in the creation or imposition of any Lien on any asset of Parent, Acquisition, or any of their respective subsidiaries except in the case of clauses (ii), (iii) and (iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and Liens which would not individually or in the aggregate be reasonably expected to prevent the consummation by Parent or Acquisition of the transactions contemplated by this Agreement.

                    (f) The execution, delivery and performance by Parent and Acquisition of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition require no action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) other than (i) compliance with any applicable requirements of the HSR Act, the EC Merger Regulation and the Canadian Competition Act;
          (ii) compliance with any applicable requirements of the Exchange Act and state securities, takeover and Blue Sky laws; (iii) the filing of a notice pursuant to Exon-Florio; and (iv) such actions or filings which, if not taken or made, would not individually or in the aggregate be reasonably expected to prevent the consummation by Parent and Acquisition of the transactions contemplated by this Agreement.

                    (g) Except as previously disclosed by Parent and Acquisition to Sellers, as of the date hereof, there is no action, suit, claim, investigation or proceeding pending against, or to the knowledge of Parent and Acquisition, threatened against, Parent, Acquisition, any of their respective subsidiaries or any of their respective properties before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby or by the Merger Agreement. As of the date hereof, none of Parent, Acquisition, any of their respective subsidiaries or any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated hereby.

                    Section 4.  Purchase of Seller's Shares by
          Acquisition; Dividends. As soon as practicable following the satisfaction or waiver of all of the conditions set forth in Section 10 hereof, but, subject to the following sentence, in no event more than three business days following such satisfaction or waiver, Acquisition shall purchase all of each Seller's Shares, at a purchase price of $25.75 per Share in cash (the "Purchase Price"). The closing of such purchase and sale (the "Closing") of the Seller's Shares shall take place at such time and on such business day as Acquisition may designate (the "Closing Date") by notice to Sellers; provided, that the Closing shall not take place during any period beginning the day following the New York Stock Exchange "ex-dividend" date and ending on the corresponding record date with respect to a regular quarterly cash dividend on the Shares; provided, further, that, if the Closing is delayed as set forth in the immediately preceding proviso, then the Closing shall take place on the first business day following such record date. The Closing shall occur at the office of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, or such other place as the parties may mutually agree. The parties further agree that if Acquisition acquires the Seller's Shares on or before the New York Stock Exchange "ex-dividend" date in respect of any regular quarterly cash dividend paid in respect of the Shares, then, whether or not such Seller's Shares are transferred of record to Acquisition on or before the corresponding record date, the dividend payable to holders of record on such record date shall be for the account of Acquisition and not the Sellers. The foregoing shall not limit the remedies of Parent and Acquisition, on the one hand, or the Sellers, on the other hand, in the event that the other parties hereto fail to effect the Closing in violation of their obligations hereunder.

                    Section 5. Transfer of Shares. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Section 10 of this Agreement, each of the Sellers will sell, transfer and deliver such Seller's Shares to Acquisition (in proper form for transfer) and Acquisition will purchase such Shares and wire transfer to the Sellers (to such accounts as the Sellers shall specify on at least two days notice) immediately available funds representing the aggregate Purchase Price for such Seller's Shares, without deduction or setoff of any kind, including, without limitation, any deduction for any stock transfer tax or similar governmental transfer tax. Acquisition shall bear responsibility for any stock transfer tax or similar governmental transfer tax, arising out of the transfer of each Seller's Shares, but shall not have any responsibility whatsoever for any other taxes imposed by law on any of the Sellers. At the Closing and thereafter, each Seller will, upon request of Acquisition, execute and deliver all additional documents reasonably deemed by Acquisition to be necessary, appropriate or desirable to effect, complete and evidence the sale, assignment and transfer of such Seller's Shares pursuant to this Agreement.

                    Section 6. Anti-Dilution Adjustments. In the event of any change in the number of Shares outstanding by recapitalization, declaration of a stock split or combination or payment of a stock dividend or the like, the number of Shares to be transferred to Acquisition and the per Share payments to be made to the Sellers shall be adjusted appropriately.

                    Section 7. Covenants. Except as provided for herein, each Seller agrees not to (either directly or indirectly):

                    (a) sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, hypothecation or other disposition of such Seller's Shares (including, without limitation, through the disposition or transfer of control of another person);

                    (b)  grant any proxies with respect to such
          Seller's Shares, deposit such Seller's Shares into a voting trust or enter into a voting agreement with respect to any of such Seller's Shares; or

                    (c)  take any action which would make any
          representation or warranty of such Seller herein untrue or incorrect in any material respect.

                    Section 8. No Solicitation. (a) The Sellers will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). The Sellers shall not, directly or indirectly, through any officer, director, employee, representative or agent or any of their respective subsidiaries, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or would lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of a substantial percentage of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement and the Merger Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, that the Sellers shall not be deemed to have breached their obligations contained in this Section 8(a) by reason of the Company's taking any action permitted by the proviso to
          Section 6.10(a) of the Merger Agreement.

                    (b) The Sellers shall notify Parent immediately (and no later than 24 hours) after receipt by any Seller of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contract.

                    Section 9.  Voting Agreement; Proxy.

                    (a) For so long as this Agreement is in effect, Sellers shall vote, or cause to be voted, all of their respective Seller's Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

                    (b) For so long as this Agreement is in effect, in any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, Sellers shall vote or cause to be voted all of their respective Seller's Shares: (i) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company or DCC under the Merger Agreement or of Sellers under this Agreement; and (ii) against any action or agreement that would impede, interfere with or discourage the transactions contemplated by the Merger Agreement, including, without limitation: (1) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (2) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or the issuance of securities by the Company or any of its subsidiaries, (3) any change in the Board (other than as contemplated by the Merger Agreement), (4) any change in the present capitalization or dividend policy of the Company (other than as contemplated by the Merger Agreement) or (5) any other material change in the Company's corporate structure or business.

                    (c)  Upon receipt of the Purchase Price as
          provided in Section 5 hereof, each Seller shall grant Acquisition an irrevocable proxy and irrevocably appoint Acquisition or its designees, with full power of substitution, its attorney and proxy to vote all such Seller's Shares at any meeting of the stockholders of the Company however called, or in connection with any action by written consent by the stockholders of the Company. Each Seller acknowledges and agrees that such proxy, if and when given, will be coupled with an interest, will be irrevocable and shall not be terminated by operation of law or otherwise upon the occurrence of any event and that no subsequent proxies will be given (and if given will not be effective).

                    Section 10. Conditions. (a) The obligation of Acquisition to purchase the Seller's Shares hereunder shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                         (i)  any waiting period applicable to the
          purchase and sale of the Seller's Shares pursuant to this Agreement under the HSR Act, the EC Merger Regulation and the Canadian Competition Act shall have terminated or expired;

                         (ii)  either (A) the Committee on Foreign
          Investment in the United States shall have determined not to investigate the transactions contemplated by this Agreement or the Merger Agreement under Exon-Florio (either by action or inaction) or (B) if such Committee shall have determined to make such an investigation, such investigation shall have been completed or the President shall have determined (by action or inaction) not to take any action under Exon-Florio with respect to the transactions contemplated by this Agreement or the Merger Agreement;

                         (iii)  no statute, rule, regulation,
          executive order, decree, ruling, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental or supranational authority of competent jurisdiction within the United States or the European Community (including in connection with obtaining termination of applicable waiting periods under the HSR Act and the EC Merger Regulation) which (x) prohibits or makes illegal the sale of any Seller's Shares pursuant to this Agreement or (y) with respect to antitrust or similar competition law matters, would have a material adverse effect on (A) the United States business and operations of the Company and its subsidiaries and the United States pharmaceutical business and operations of Parent and its affiliates, taken as a whole or (B) the European business and operations of the Company and its subsidiaries and the European pharmaceutical business and operations of Parent and its affiliates, taken as a whole (it being agreed that the meaning of "material adverse effect" for purposes of this clause (y) shall be consistent with discussions among the parties hereto and their respective counsel);

                         (iv)  there shall not have occurred any
          governmental action (such as the declaration of a banking moratorium or a prohibition on the export of funds) which prevents Parent and Acquisition from obtaining the funds necessary to pay the aggregate Purchase Price hereunder (it being agreed that in such event Parent and Acquisition shall use their reasonable best efforts to obtain alternative sources of funds as soon as practicable, and that this condition is not intended to include governmental actions that merely make it more expensive for Parent and Acquisition to obtain the funds necessary to pay the aggregate Purchase Price hereunder);

                         (v)  the Sellers shall have performed in all
          material respects all of their covenants and agreements under this Agreement required to be performed at or prior to the Closing, and each of DCC and the Company shall have performed in all material respects all of its covenants and agreements under the Merger Agreement required to be performed at or prior to the Closing hereunder; provided, that with respect to such covenants and agreements of the Company, the foregoing condition shall be deemed satisfied so long as no failure to perform any such covenant or agreement shall have had or would have a Material Adverse Effect and that the existence of any remedy under Section
          6.11 of the Merger Agreement shall not be a condition to Acquisition's obligation to purchase the Sellers Shares hereunder;

                         (vi)  the representations and warranties of
          the Sellers set forth in this Agreement and of DCC set forth in the Merger Agreement and in all other agreements entered into in connection with the transactions contemplated hereby which are qualified as to materiality shall be true and correct and the representations and warranties of the Sellers set forth in this Agreement and of DCC set forth in the Merger Agreement and such other agreements which are not so qualified shall be true and correct in all material respects, in each case as of the date when made and (except in the case of any representation and warranty made as of a specified date) as of the date of the Closing as if such representations and warranties were made on such date; provided, that the truth or correctness of the representations set forth in Section 4.5 of the Merger Agreement shall not be a condition to Acquisition's obligation to purchase the Seller's Shares hereunder; and

                         (vii)  the representations and warranties of
          the Company set forth in the Merger Agreement shall be true and correct as of the date when made and (except in the case of any representation and warranty made as of a specified date) as of the date of the Closing as if such representations and warranties were made on such date; provided, that the foregoing condition shall be deemed satisfied so long as no failure to be so true and correct shall have had or would have a Material Adverse Effect.

                    (b) The obligation of each Seller to sell such Seller's Shares hereunder shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                         (i)  any waiting period applicable to the
          purchase and sale of the Seller's Shares pursuant to this Agreement under the HSR Act, the EC Merger Regulation and the Canadian Competition Act shall have terminated or expired;

                         (ii)  either (A) the Committee on Foreign
          Investment in the United States shall have determined not to investigate the transactions contemplated by this Agreement or the Merger Agreement under Exon-Florio (either by action or inaction) or (B) if such Committee shall have determined to make such an investigation, such investigation shall have been completed or the President shall have determined (by action or inaction) not to take any action under Exon-Florio with respect to the transactions contemplated by this Agreement or the Merger Agreement;

                         (iii)  no statute, rule, regulation,
          executive order, decree, ruling, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental or supranational authority of competent jurisdiction within the United States or the European Community which prohibits or makes illegal the sale of any Seller's Shares pursuant to this Agreement;

                         (iv)  Parent and Acquisition shall have
          performed in all material respects all of their covenants and agreements under this Agreement and under the Merger Agreement required to be performed at or prior to the Closing; provided, that the foregoing condition shall be deemed satisfied so long as Acquisition is ready and able to purchase each Seller's Shares pursuant to this Agreement;

                         (v)  the representations and warranties of
          Parent and Acquisition set forth in this Agreement and in the Merger Agreement which are qualified as to materiality shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case as of the date when made and (except in the case of any representation and warranty made as of a specified date) as of the date of the Closing as if such representations and warranties were made on such date; provided, that the foregoing condition shall be deemed satisfied so long as Acquisition is ready and able to purchase each Seller's Shares pursuant to this Agreement; and

                         (vi) the Company shall have performed its obligations under Section 6.14 of the Merger Agreement required to be performed effective as of the Closing; provided, that if such obligations have not been so performed, Parent agrees to cause such performance within two business days following the Closing and the foregoing condition shall be deemed satisfied.

                    Section 11. Public Announcements. Parent and Acquisition, on the one hand, and DCC on behalf of the Sellers, on the other hand, will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release prior to such consultation, except as may be required by applicable law or by applicable rules of any securities exchange.

                    Section 12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                    Section 13. Indemnification. The Sellers, on the one hand, and Parent and Acquisition, on the other hand, in connection with the transactions contemplated herein, shall indemnify and hold the other harmless from and against any and all losses, damages, claims, liabilities or obligations with respect to (i) any breach of any representation, warranty or agreement of the other party contained in this Agreement and (ii) any brokerage fees, commissions or finders' fees payable on the basis of any action taken by the other party or any of its affiliates.

                    Section 14. Expenses. Each party shall bear its own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

                    Section 15. Nonsurvival of Representations and Warranties; Agreements Joint and Several. None of the representations and warranties made by the Sellers, Parent or Acquisition in this Agreement shall survive the Closing hereunder; provided, that the representations and warranties contained in Section 2(h) and Section 2(j) shall survive indefinitely following the Closing. The covenants and agreements made herein shall survive in accordance with their respective terms. Notwithstanding anything contained herein to the contrary, the representations, warranties and agreements made in this Agreement by the Sellers, on the one hand, and Parent and Acquisition, on the other hand, shall be joint and several.

                    Section 16.  Amendment; Assignment.  This
          Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties except that the rights and obligations of Acquisition may be assigned by Acquisition to Parent or any of Parent's other wholly owned subsidiaries (provided such transferee agrees in writing to be bound under this Agreement), but no such transfer shall relieve Acquisition of its obligations hereunder if such transferee does not perform such obligations.

                    Section 17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever.

                    Section 18. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

                    (a)  If to Parent or Acquisition, to:

                         Hoechst Corporation
                         Route 202-206
                         P.O. Box 2500
                         Somerville, New Jersey  08876-1258
                         Fax:  908-231-4848
                         Attention: Harry R. Benz


                         with copies to:

                         Hoechst AG
                         65926 Frankfurt am Main
                         Germany
                         Fax: 011-49-69-319-113
                         Attention: Peter Schuster

                         and

                         Skadden, Arps, Slate, Meagher & Flom
                         919 Third Avenue
                         New York, New York  10022
                         Fax:  212-735-2000
                         Attention:     Roger S. Aaron
                                             and
                                        Franklin M. Gittes

                    (b)  If to the Sellers, to:

                         The Dow Chemical Company
                         2030 Dow Center
                         Midland, Michigan  48674
                         Fax:  517-636-0861
                         Attention: Jane M. Gootee

                         with a copy to:

                         Mayer, Brown & Platt
                         190 South LaSalle Street
                         Chicago, Illinois  60603-3441
                         Fax:  312-701-7711
                         Attention:  Scott J. Davis

          or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

                    Section 19. Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties hereto shall cooperate with one another (i) in determining whether action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the transactions contemplated by this Agreement and (ii) in seeking timely to obtain any such actions, consents, waivers or to make any such filings. In addition, Parent and Acquisition shall use their reasonable best efforts to take such action as may be required by any governmental or supranational authority of competent jurisdiction within the United States or the European Community in order to resolve any objections such authority may have to the transactions contemplated hereby under applicable antitrust laws; provided, that the foregoing shall not obligate Parent or Acquisition to take any action which would have a material adverse effect on (A) the United States business and operations of the Company and its subsidiaries and the United States pharmaceutical business and operations of Parent and its affiliates, taken as a whole or (B) the European business and operations of the Company and its subsidiaries and the European pharmaceutical business and operations of Parent and its affiliates, taken as a whole (it being agreed that the meaning of "material adverse effect" for purposes of this proviso shall be consistent with discussions among the parties and their respective counsel). In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

                    Section 20. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the principles of conflicts of law thereof.

                    Section 21. Termination. This Agreement may be terminated at any time by mutual written consent of the parties hereto. Upon the termination of the Merger Agreement in accordance with its terms, this Agreement shall forthwith terminate without any action by any of the parties hereto. No such termination shall relieve any party from liability for any breach of this Agreement.

                    Section 22. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                    Section 23. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                    Section 24.  Descriptive Headings.  The
          descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                    Section 25. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such Delaware Courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

                    Section 26. Certain Definitions. For purposes of this Agreement, the term:

                    (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                    (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                    (c) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

                    (d) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; provided, that the Company and its subsidiaries shall not be deemed subsidiaries of any of the Sellers for purposes of this Agreement.

                    Section 27. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                   HOECHST CORPORATION

                                   By:  /s/ Harry R. Benz
                                        Name:  Harry R. Benz
                                        Title: Secretary and Treasurer

                                   H PHARMA ACQUISITION CORP.

                                   By:  /s/ Klaus Schmieder
                                        Name:  Klaus Schmieder
                                        Title: Vice President and
                                               Treasurer

                                   THE DOW CHEMICAL COMPANY

                                   By:  /s/ Enrique C. Falla
                                        Name:  Enrique C. Falla
                                        Title: Executive Vice
                                               President and Chief
                                               Financial Officer

                                   RH ACQUISITION CORP.

                                   By:  /s/ John C. Lillich
                                        Name:  John C. Lillich
                                        Title: President

                                   DOW HOLDINGS INC.

                                   By:  /s/ Enrique C. Falla
                                        Name:  Enrique C. Falla
                                        Title: President


                                   SCHEDULE A
                                     TO THE
                            STOCK PURCHASE AGREEMENT

                    Capitalized terms used in this Schedule A and not otherwise defined in this Schedule A have the respective meanings assigned to such terms in the attached Stock
          Purchase Agreement.

          Name of each Seller                     Number of Shares

          The Dow Chemical Company                65,931,690 Shares

          RH Acquisition Corp.                    55,934,100 Shares

          Dow Holdings Inc.                       75,000,000 Shares
          ========================                ==================
          Total                                   196,865,790 Shares